UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2005

RPM International Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 777, 2628 Pearl Road, Medina, Ohio		44258
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 273-5090

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on July 25, 2005 RPM International Inc. (the "Company") announced that its indirect wholly owned subsidiary, Tremco Incorporated, had signed a definitive purchase agreement to acquire the Illbruck Sealant Systems business ("Illbruck"), a high-performance sealant and installation systems manufacturer located in Leverkusen, Germany. On August 30, 2005 in connection with the closing of the Illbruck acquisition on August 31, 2005, the Company borrowed €106.729 million under its $330.0 million, five-year revolving credit facility. The Company used the proceeds of the borrowing to fund the cash purchase price for the acquisition. In addition, the Company assumed net indebtedness of €8.271 million. The aggregate purchase price is subject to customary post-closing adjustments. Based on the noon buying rate at September 6, 2005, the amount borrowed and the assumed net indebtedness approximate $133 million and $10 million, respectively.

Information regarding the material terms of the revolving credit facility is set forth in Item 2.03 of the Company's Current Reports on Form 8-K filed on November 24, 2004 and June 21, 2005, which information is incorporated herein by reference.

From time to time, the Company may refinance all or a portion of the amount outstanding under the revolving credit facility using the Company's accounts receivable securitization program and/or the Company’s commercial paper program. Information regarding the material terms of the Company’s accounts receivable securitization program and the Company's commercial paper program is contained in the Company's Registration Statement on Form S-4 (File No. 333-120536) under "Description of Our Other Indebtedness -- Securitization Transaction" and "Description of Our Other Indebtedness -- Commercial Paper Program," which information is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.

September 6, 2005	By:	/s/ P. Kelly Tompkins

Name: P. Kelly Tompkins
Title: Senior Vice President, General Counsel and Secretary